Exhibit 4.5

Execution Version

SUBSCRIPTION AGREEMENT

This Subscription Agreement (this “Agreement”) is made as of June 26, 2024 by and between:

(1)	CASI Pharmaceuticals, Inc., an exempted company incorporated in the Cayman Islands with address of principal business office at 1701-1702, China Central Office Tower 1, No. 81 Jianguo Road Chaoyang District, Beijing, 100025, People’s Republic of China (the “Company”); and

(2)	Dr. Wei-Wu He, a citizen of United States with address of principal business office at 1701-1702, China Central Office Tower 1, No. 81 Jianguo Road Chaoyang District, Beijing, 100025, People’s Republic of China; and

(3)	HE Family GRAT, a grantor retained annuity trust organized under the law of Nevada, with address of principal business office at 100 W. Liberty St. STE. 100, Reno, NV, 89501-1927 (each person under (2) and (3), a “Purchaser”).

The Company, on the one hand, and each Purchaser, on the other hand, are hereinafter each referred to as a “Party” and collectively as the “Parties”.

W I T N E S S E T H:

WHEREAS, upon the terms and subject to the conditions of this Agreement, the Company desires to issue and sell to each Purchaser, and each Purchaser wishes to purchase from the Company, ordinary shares of the Company, par value US$0.0001 per share (“Ordinary Shares”) in a private placement exempt from securities registration afforded by Section 4(a)(2) under the U.S. Securities Act of 1933, as amended (the “Securities Act”);

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the Parties hereto agree as follows:

Article I

PURCHASE AND SALE

Section 1.1     Issuance, Sale and Purchase of Ordinary Shares. Upon the terms and subject to the conditions of this Agreement, each Purchaser hereby agrees to purchase from the Company, and the Company hereby agrees to issue, sell and deliver to each Purchaser, at the Closing (as defined below), that number of Ordinary Shares for the amount of consideration set forth opposite such Purchaser’s name on Schedule I hereto (the “Purchase Price”), free and clear of all liens or encumbrances (except for restrictions arising under the Securities Act or created by virtue of this Agreement). The Ordinary Shares issued to the Purchasers pursuant to this Agreement at the Closing pursuant to Schedule I shall be referred to herein as the “Purchased Shares”.

Section 1.2     Closing.

(a)            Closing. The closing (the “Closing”) of the sale and purchase of the Purchased Shares pursuant to Section 1.1 shall take place remotely via the electronic exchange of the closing documents and signatures on the third Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions precedent specified in Section 1.3 or such other time as the Parties may mutually agree upon. The date and time of the Closing are referred to herein as the “Closing Date”.

(b)            Payment and Delivery. At the Closing, each Purchaser shall pay and deliver the Purchase Price to the Company in U.S. dollars by wire transfer, or by such other method mutually agreeable to the Parties, of immediately available funds to such bank account(s) designated in writing by the Company, and the Company shall have the Purchased Shares issued and registered in the name of such Purchaser or in such nominee name as it may designate and shall deliver to such Purchaser a copy of duly executed share certificate(s) registered in the name of such Purchaser (the original copies of which shall be delivered to such Purchaser as soon as commercially practicable following the Closing), together with a certified true copy of the relevant extract of the register of members of the Company, evidencing the Purchased Shares being issued and sold to such Purchaser.

(c)            Restrictive Legend and Transfer Restrictions. Each certificate representing the Purchased Shares shall be endorsed with the following legend:

THIS SECURITY HAS BEEN ACQUIRED FOR INVESTMENT AND WITHOUT A VIEW TO DISTRIBUTION AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”), OR UNDER STATE SECURITIES LAWS. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THIS SECURITY OR ANY INTEREST OR PARTICIPATION THEREIN MAY BE MADE EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS AND, IN THE CASE OF CLAUSE (B), UNLESS THE ISSUER RECEIVES AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS. IN ADDITION, ANY SUCH TRANSFER OR OTHER DISPOSITION IS SUBJECT TO THE CONDITIONS CONTAINED IN A PURCHASE AGREEMENT, DATED JUNE 26, 2024. A COPY OF SUCH CONDITIONS WILL BE PROVIDED TO THE HOLDER HEREOF UPON REQUEST. ANY ATTEMPT TO TRANSFER, SELL, PLEDGE OR HYPOTHECATE THIS SECURITY IN VIOLATION OF THESE RESTRICTIONS SHALL BE VOID.

Unless made pursuant to an effective registration statement under the Securities Act or pursuant to Rule 144 thereunder, any transferee of the Purchased Shares, the Warrants or any interest therein, by its acceptance thereof, shall be deemed to have made the representations set forth in Section 2.2 of this Agreement. Unless made pursuant to an effective registration statement under the Securities Act or pursuant to Rule 144 thereunder, the Company shall not be required to register the transfer of any Purchased Shares or Warrant to any person unless the Company receives from the proposed transferee a written instrument in form and substance reasonably satisfactory to the Company in which such transferee makes the representations and warranties set forth in Section 2.2 of this Agreement and, if the Company so requests, an opinion of counsel in form and substance reasonably satisfactory to the Company to the effect that registration under the Securities Act is not required in connection with such transfer.

Section 1.3     Closing Conditions.

(a)            Conditions to the Purchaser’s Obligations to Effect the Closing. The obligation of each Purchaser to purchase and pay for the Purchased Shares as contemplated by this Agreement is subject to the satisfaction, on or before the Closing Date of the following conditions, any of which may only be waived in writing by such Purchaser in its sole discretion:

(i)            All corporate and other actions required to be taken by the Company in connection with the issuance and sale of the Purchased Shares hereunder and any other transactions contemplated under this Agreement and all the agreements and other documents required in connection with implementing the transactions contemplated hereby (together, the “Transaction Documents”) shall have been completed.

(ii)            The representations and warranties of the Company contained in Section 2.1 of this Agreement shall have been true and correct in all material respects (or if qualified by materiality or a Material Adverse Effect, true and correct in all respects) on the date of this Agreement and on and as of the Closing Date; and the Company shall have performed and complied in all material respects with all, and not be in breach or default in any material respects under any, agreements, covenants, conditions and obligations contained in this Agreement or any other Transaction Document that are required to be performed or complied with on or before the Closing Date.

(iii)          No governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins, prevents, prohibits or otherwise makes illegal the consummation of the transactions contemplated by this Agreement or any other Transaction Document, or imposes any damages or penalties in connection with the transactions contemplated by this Agreement or any other Transaction Document that are substantial in relation to the Company; and no action, suit, proceeding or investigation shall have been instituted by a governmental authority of competent jurisdiction or threatened that seeks to restrain, enjoin, prevent, prohibit or otherwise make illegal the consummation of the transactions contemplated by this Agreement or any other Transaction Document, or imposes any damages or penalties in connection with the transactions contemplated by this Agreement or any other Transaction Document that are substantial in relation to the Company.

(iv)          Since the date hereof, no event or series of events shall have occurred that has had or would reasonably be expected to have a Material Adverse Effect.

(v)           The listing and trading of the Ordinary Shares on the Nasdaq Capital Market shall not have been suspended, by the SEC or the Nasdaq Capital Market from trading thereon, nor shall any suspension by the SEC or the Nasdaq Capital Market have been threatened, either (A) in writing by the SEC or the Nasdaq Capital Market or (B) by falling below the minimum listing maintenance requirements of the Nasdaq Capital Market (with a reasonable prospect of delisting occurring after giving effect to all applicable notice, appeal, compliance and hearing periods); and the Company shall have submitted with The Nasdaq Stock Market, LLC a Notification Form: Listing of Additional Shares for the listing of the Purchased Shares.

(vi)          The Company shall have delivered to the Purchaser and the Placement Agent the opinion of Skadden Arps, Slate, Meagher & Flom LLP, dated as of the Closing Date, which such opinion shall include a valid private placement opinion, in customary form and substance to be reasonably agreed upon with the Purchaser and the Placement Agent and addressing such legal matters as the Purchaser, the Placement Agent and the Company reasonably agree.

(vii)          An authorized officer of the Company shall have delivered to the Purchaser at the Closing Date a certificate certifying that the conditions specified in Sections 1.3(a)(i), (ii), (iii), (iv) and (v) of this Agreement have been fulfilled.

(b)            Conditions to the Company’s Obligations to Effect the Closing. The obligation of the Company to issue, sell and deliver the Purchased Shares to each Purchaser as contemplated by this Agreement is subject to the satisfaction, on or before the Closing Date of each of the following conditions, any of which may only be waived in writing by the Company in its sole discretion:

(i)            All corporate and other actions, as applicable, required to be taken by such Purchaser in connection with the purchase of the Purchased Shares hereunder and any other transactions contemplated under the Transaction Documents shall have been completed.

(ii)            The representations and warranties of such Purchaser contained in Section 2.2 of this Agreement shall have been true and correct in all material respects (or if qualified by materiality or a Material Adverse Effect, true and correct in all respects) on the date of this Agreement and on and as of the Closing Date; and such Purchaser shall have performed and complied in all material respects with all, and not be in breach or default in any material respect under any, agreements, covenants, conditions and obligations contained in this Agreement or any other Transaction Document that are required to be performed or complied with on or before the Closing Date.

(iii)           No governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins, prevents, prohibits or otherwise makes illegal the consummation of the transactions contemplated by this Agreement or any other Transaction Document, or imposes any damages or penalties in connection with the transactions contemplated by this Agreement or any other Transaction Document that are substantial in relation to the Company; and no action, suit, proceeding or investigation shall have been instituted by a governmental authority of competent jurisdiction or threatened that seeks to restrain, enjoin, prevent, prohibit or otherwise make illegal the consummation of the transactions contemplated by this Agreement or any other Transaction Document, or imposes any damages or penalties in connection with the transactions contemplated by this Agreement or any other Transaction Document that are substantial in relation to the Company.

Article II

REPRESENTATIONS AND WARRANTIES

Section 2.1     Representations and Warranties of the Company. The Company hereby represents and warrants to each Purchaser and Jefferies LLC (the “Placement Agent”), whom the Company has engaged as its exclusive placement agent in connection with the private placement of the Ordinary Shares, as of the date hereof and as of the Closing Date as follows:

(a)            Due Formation. The Company is a company duly incorporated as an exempted company with limited liability, validly existing and in good standing under the laws of the Cayman Islands. The Company has all requisite power and authority to carry on its business as it is currently being conducted.

(b)            Authority. The Company has full power and authority to enter into, execute and deliver this Agreement and other Transaction Documents and each agreement, certificate, document and instrument to be executed and delivered by the Company pursuant to this Agreement and other Transaction Documents and to perform its obligations hereunder and thereunder. The execution and delivery by the Company of this Agreement and other Transaction Documents and the performance by the Company of its obligations hereunder and thereunder have been duly authorized by all requisite actions on its part.

(c)            Valid Agreement. The Transaction Documents have all been duly executed and delivered by the Company and, assuming the due and valid execution and delivery hereof by the Purchasers, constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by the availability of specific performance, injunctive relief, or other equitable remedies.

(d)            Capitalization.

(i)            The authorized share capital of the Company is US$50,000 divided into 500,000,000 shares of a par value of US$0.0001 each. All outstanding Ordinary Shares of the Company and all outstanding shares of each of the Company’s subsidiaries and consolidated Affiliates (each a “Subsidiary” and collectively “Subsidiaries”) have been issued and granted in compliance with (x) all applicable Securities Laws and other applicable laws, and (y) all requirements set forth in applicable plans or contracts, without violation of any preemptive rights, rights of first refusal or other similar rights. “Securities Laws” means the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the listing rules of, or any listing agreement with, the Nasdaq Capital Market (“NASDAQ”) and any other applicable law regulating securities or takeover matters.

(ii)            The rights of the Ordinary Shares to be issued to each Purchaser as Purchased Shares shall be as stated in the Amended and Restated Memorandum and Articles of Association of the Company.

(e)            Due Issuance of the Purchased Shares. The Purchased Shares have been duly authorized and, when issued and delivered to and paid for by each Purchaser pursuant to this Agreement, will be validly issued, fully paid and non-assessable and free and clear of any pledge, mortgage, security interest, encumbrance, lien, charge, assessment, right of first refusal, right of pre-emption, third party right or interest, claim or restriction of any kind or nature, except for restrictions arising under the Securities Act or created by virtue of this Agreement, and upon delivery and entry into the register of members of the Company will transfer to such Purchaser good and valid title to the Purchased Shares.

(f)            Noncontravention. Neither the execution and the delivery of this Agreement or any other Transaction Document, nor the consummation of the transactions contemplated hereby and thereby, will (i) violate any provision of the organizational documents of the Company or its Subsidiaries or violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental entity or court to which the Company or its Subsidiaries is subject, or (ii) except in each case as do not and would not have a Material Adverse Effect, conflict with, result in a breach of, constitute a default under, result in the acceleration of or creation of an encumbrance under, or create in any party the right to accelerate, terminate, modify, or cancel, any agreement, contract, lease, license, instrument, or other arrangement to which the Company or its Subsidiaries is a party or by which the Company or its Subsidiaries is bound or to which any of the Company’s or its Subsidiaries’ assets are subject. There is no action, suit or proceeding, pending or threatened against the Company or its Subsidiaries that questions the validity of this Agreement or any other Transaction Document or the right of the Company to enter into this Agreement or any other Transaction Document or to consummate the transactions contemplated hereby, and is reasonably expected to be determined adversely against the Company or its Subsidiaries, and if so determined, would have a Material Adverse Effect. As used herein, “Material Adverse Effect” shall mean any event, fact, circumstance or occurrence that, individually or in the aggregate with any other events, facts, circumstances or occurrences, results in or would reasonably be expected to result in a material adverse change in or a material adverse effect on any of (A) the financial condition, assets, liabilities, results of operations, business, or operations of the Company and its Subsidiaries taken as a whole, except to the extent that any such Material Adverse Effect results from (x) the public disclosure of the transactions contemplated under the Transaction Documents in accordance with the terms of such documents, (y) changes in generally accepted accounting principles that are generally applicable to comparable companies, or (z) changes in general economic and market conditions; or (B) the ability of the Company to consummate the transactions contemplated by the Transaction Documents and to timely perform its material obligations under the Transaction Documents.

(g)            Consents and Approvals. Assuming the accuracy of the representations and warranties of the Purchasers under this Agreement and other Transaction Documents, neither the execution and delivery by the Company of this Agreement or any other Transaction Document, nor the consummation by the Company of any of the transactions contemplated hereby and thereby, nor the performance by the Company of this Agreement or any other Transaction Document in accordance with its terms requires the consent, approval, order or authorization of, or registration with, or the giving notice to, any governmental or public body or authority or any third party, other than such as have been or will have been obtained, made or given on or prior to the Closing Date, except for (x) any required filing or notifications regarding the issuance or listing of additional securities with NASDAQ or other regulatory authorities, or (y) such consent, authorization, order, filing or registration which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(h)            SEC Documents. Since January 1, 2023, the Company has timely filed or furnished (including following any extensions of time for filing provided by Rule 12b-25 promulgated under the Exchange Act), as applicable, all reports, schedules, forms, statements and other documents required to be filed or furnished by it with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act or the Exchange Act and the rules and regulations promulgated thereunder (all of the foregoing documents filed with or furnished to the SEC and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”). Each of SEC Documents complied in all material respects with the requirements of the Securities Laws and the rules and regulations of the SEC promulgated thereunder. Since January 1, 2023, none of the SEC Documents, at the time they were filed or furnished, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, the Company’s Ordinary Shares are listed on Nasdaq, and the Company has not received any notification that the Commission or Nasdaq is contemplating suspending or terminating such listings (or the applicable registration under the Exchange Act related thereto).

(i)            Foreign Private Issuer. The Company is a “foreign private issuer,” within the meaning of Rule 3b-4 under the Exchange Act. The Company has taken all actions required pursuant to Nasdaq Rule 5615(a)(3) to duly and validly rely on the exemption for foreign private issuers from applicable rules and regulations of the Nasdaq by adopting the home country practice as disclosed in the SEC Documents.

(j)            Legal Proceeding. Except as disclosed in the Company’s SEC Documents, there are no actions by or against the Company or its Subsidiaries or affecting the business or any of the assets of the Company or its Subsidiaries pending before any governmental authority, or, to the Company’s knowledge, threatened to be brought by or before any governmental authority, that would have a Material Adverse Effect.

(k)            Financial Statements. Except as disclosed in the SEC Documents, the financial statements (including any related notes) contained in the SEC Documents (collectively, the “Financial Statements”): (A) were prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods covered thereby (except (a) as may be otherwise indicated in such Financial Statements or the notes thereto, or (b) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed to summary statements) and (B) fairly present in all material respects the consolidated financial position of the Company and the Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and the Subsidiaries for the periods covered thereby, in each case except as disclosed therein or in the SEC Documents and as permitted under the Exchange Act.

(l)            Intellectual Property. In each case except as otherwise disclosed in the SEC Documents, (1) the Company and each of its Subsidiaries owns or has obtained valid and enforceable licenses for the inventions, patents, patent applications, trademarks, trade names, service names, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information) and other intellectual property described in the SEC Documents as being owned or licensed by it or which are necessary for the conduct of its business as currently conducted or as currently proposed to be conducted (with respect to the development and commercialization of the product candidates described in the SEC Documents, except where the failure to own or license such rights would not, individually or in the aggregate, have a Material Adverse Effect) (collectively, “Intellectual Property”), and to the Company’s knowledge the conduct of its business does not infringe, misappropriate, or otherwise conflict in any material respect with any such rights of others; (2) the Intellectual Property of the Company is subsisting, free and clear of all material liens, and has not been adjudged by a court of competent jurisdiction to be invalid or unenforceable, in whole or in part and the Company has no knowledge of any facts which would form a reasonable basis for any such adjudication except where such adjudication or material liens would not, individually or in the aggregate, have a Material Adverse Effect; (3) to the Company’s knowledge, there are no third parties who have rights to any Intellectual Property, except for any customary reversionary rights of third-party licensors with respect to Intellectual Property that is disclosed in the SEC Documents as licensed to the Company or a Subsidiary; and, to the Company’s knowledge, there is no infringement by third parties of any Intellectual Property; and (4) the Company and each Subsidiary has complied in all material respects with the terms of each agreement pursuant to which Intellectual Property has been licensed to the Company or a Subsidiary, and all such agreements are in full force and effect except as would not have a Material Adverse Effect. The Company and each Subsidiary has taken commercially reasonable steps to protect, maintain, and safeguard its Intellectual Property, including the execution of appropriate nondisclosure, confidentiality agreements, and invention assignment agreements and invention assignments with its employees or consultants, and, to the Company’s knowledge, no employee of the Company or consultant is in or has been in violation of any material term of any employment contract, patent disclosure agreement, invention assignment agreement, non-competition agreement, non-solicitation agreement, nondisclosure agreement, or any restrictive covenant to or with a former employer where the basis of such violation relates to Intellectual Property except as would not have a Material Adverse Effect.

(m)            Regulatory Matters. Except as disclosed in the SEC Documents: (1) All material franchises, permits, licenses, consents and other permissions, authorizations, orders, filings, registrations, notifications, certificates, clearances, qualifications and approvals (“Permits”), for carrying on the business of the Company described in the SEC Documents, including all Permits required therefor by any applicable Regulatory Agency, have been obtained and are in full force and effect, except as would not have a Material Adverse Effect. The Company has not been notified in writing that any such Permits will be revoked or is incapable of renewal, except for any approvals required from the applicable Regulatory Agencies for the clinical development or marketing of any of the Company’s product candidates that has not yet been initiated or where the failure to obtain any such Permit would not have a Material Adverse Effect. (2) As to each drug product candidate subject to the jurisdiction of any U.S. federal, state, local or foreign regulatory body that regulates the types of matters subject to the jurisdiction of the FDA (each, a “Health Authority”) that is manufactured, packaged, labeled, tested by the Company (each such product, a “Pharmaceutical Product”), such Pharmaceutical Product is being manufactured, packaged, labeled, tested by or on behalf of the Company in compliance in all material respects with all applicable requirements under any applicable laws, rules and regulations relating to registration, investigational use, premarket clearance, licensure, or application approval, good manufacturing practices, good laboratory practices, good clinical practices, product listing, quotas, labeling, advertising, record keeping and filing of reports. There is no pending, completed or, to the Company’s knowledge, threatened, action (including any lawsuit, arbitration, or legal or administrative or regulatory proceeding, charge, complaint, or investigation) against the Company, and the Company has not received any written notice, warning letter or other communication from any Health Authority, which (A) imposes a hold on or requires or threatens the termination, suspension or modification of any pre-clinical or clinical investigation or study being conducted on any Pharmaceutical Product by or on behalf of the Company or in which the Company has participated, (B) enjoins production at any facility of or utilized by the Company, (C) enters or proposes to enter into a consent decree of permanent injunction with the Company, or (D) otherwise alleges any material violation of any laws, rules or regulations by the Company. The currently pending clinical trials, studies and other preclinical tests of the Pharmaceutical Products conducted by or on behalf of the Company are being conducted in all material respects in compliance with all applicable requirements of Health Authorities, including, but not limited to, the Federal Food, Drug and Cosmetic Act, as amended, and the regulations thereunder, and in accordance with experimental protocols, procedures and with controls generally used by qualified experts in the preclinical or clinical study of new drugs. The Company has not been informed in writing by any Health Authority that such Health Authority will prohibit the marketing, sale, license or use in any jurisdiction in which the Company operates of any Pharmaceutical Product proposed to such Health Authority to be developed, produced or marketed by the Company nor, to the Company’s knowledge, has any Health Authority expressed in any meeting with the Company or written communication to the Company any concern as to approving or clearing for marketing any Pharmaceutical Product being developed or proposed to be developed by the Company. To the Company’s knowledge, there are no serious adverse events that have resulted from any of such studies, tests or trials that were not disclosed as required to any Health Authority. (3) The preclinical tests and clinical trials, and other studies (collectively, “studies”) that are described in, or the results of which are referred to in, the SEC Documents were and, if still pending, are being conducted in all material respects in accordance with the protocols, procedures and controls designed and approved for such studies and with standard medical and scientific research procedures; each description of the results of such studies is accurate and complete in all material respects and fairly presents the data derived from such studies, and to the Company’s knowledge no other studies the results of which are inconsistent with, or otherwise call into question, the results described or referred to in the SEC Documents; the Company and its Subsidiaries have made all such filings and obtained all such approvals as may be required by the FDA or any other Regulatory Agency; neither the Company nor any of its Subsidiaries has received any notice of, or correspondence from, any Regulatory Agency requiring the termination, suspension or modification of any clinical trials or preclinical tests that are described or referred to in the SEC Documents; and the Company and its Subsidiaries have each operated and currently are in compliance in all material respects with all applicable rules, regulations and policies of the Regulatory Agencies. As used herein, “Regulatory Agency” means all applicable statutes, rules, regulations and policies of applicable regulatory authorities, including but are not limited to the United States Food and Drug Administration (“FDA”) and the National Medial Product Administration of the People’s Republic of China, in each case that is responsible for registrations necessary for, or otherwise governs, the manufacture, handling, use, storage, import, transport, distribution or sale of any pharmaceutical product.

(n)            No Registration. Assuming the accuracy of each Purchaser’s representations and warranties set forth in Section 2.2 of this Agreement, no registration under the Securities Act is required for the offer and sale by the Company of the Purchased Shares to such Purchaser as contemplated hereby nor under the Transaction Documents.

(o)            Offering.

(i)            Neither the Company nor anyone acting on its behalf has offered the Purchased Shares or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any person other than the Purchasers and such other purchasers pursuant to certain subscription agreements and subscription and purchaser agreements entered into on the date hereof (collectively, the “PIPE Purchasers”), each of which has been offered the Purchased Shares at a private sale for investment. “Institutional Accredited Investor” means an institutional accredited investor as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act.

(ii)           None of the Company nor any of its affiliates has offered the Purchased Shares or any similar securities during the six months prior to the date hereof to anyone other than the PIPE Purchasers. The Company has no intention to offer the Purchased Shares or any similar security during the six months from the date hereof.

(iii)            Neither the Company nor any person acting on its behalf has offered or sold the Purchased Shares by any form of general solicitation or general advertising, including, but not limited to, the following: (1) any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media or broadcast over television or radio; (2) any website posting or widely distributed email; or (3) any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

(iv)            Other than the Placement Agent, the Company has not dealt with any broker, finder, commission agent, placement agent or arranger in connection with the sale of the Purchased Shares and the transactions contemplated by this Agreement, and the Company is not under any obligation to pay any broker’s fee or commission in connection with such transactions other than to the Placement Agent. Neither the Company nor any of its affiliates nor any other person acting on its behalf (other than its officers acting in such capacity) has solicited offers for, or offered or sold, the Purchased Shares other than through the Placement Agent.

(v)            The Company shall exercise reasonable care to assure that the Purchasers and any subsequent transferees are not underwriters within the meaning of the Securities Act.

(p)            No Additional Representations. The Company makes no representations or warranties as to any matter whatsoever except as expressly set forth in the Transaction Documents or in any certificate delivered by the Company to each Purchaser and the Placement Agent in accordance with the terms thereof.

Section 2.2     Representations and Warranties of the Purchasers. Each Purchaser hereby, severally but not jointly, represents and warrants to the Company and the Placement Agent as of the date hereof and as of the Closing Date as follows:

(a)            Due Formation. The Purchaser is duly formed, validly existing and in good standing in the jurisdiction of its organization. The Purchaser has all requisite power and authority to carry on its business as it is currently being conducted.

(b)            Authority. The Purchaser has full power and authority to enter into, execute and deliver the Transaction Documents and each agreement, certificate, document and instrument to be executed and delivered by it pursuant to the Transaction Documents and to perform its obligations hereunder and thereunder. The execution and delivery by the Purchaser of the Transaction Documents and the performance by it of its obligations hereunder and thereunder have been duly authorized by all requisite actions on its part.

(c)            Valid Agreement. The Transaction Documents have been duly executed and delivered by the Purchaser and constitutes its legal, valid and binding obligation, enforceable against the Purchaser in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by the availability of specific performance, injunctive relief, or other equitable remedies.

(d)            Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) where applicable, violate any provision of the organizational documents of the Purchaser or violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental entity or court to which the Purchaser is subject, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of or creation of an encumbrance under, or create in any party the right to accelerate, terminate, modify, or cancel, any agreement, contract, lease, license, instrument, or other arrangement to which the Purchaser is a party or by which the Purchaser is bound or to which any of the Purchaser’s assets are subject. There is no action, suit or proceeding, pending or, threatened against the Purchaser that questions the validity of this Agreement or other Transaction Documents or the right of the Purchaser to enter into this Agreement or other Transaction Documents or to consummate the transactions contemplated hereby and thereby.

(e)            Consents and Approvals. Neither the execution and delivery by the Purchaser of this Agreement or other Transaction Documents, nor the consummation by the Purchaser of any of the transactions contemplated hereby or thereby, nor the performance by the Purchaser of this Agreement or any other Transaction Documents in accordance with its terms requires the consent, approval, order or authorization of, or registration with, or the giving notice to, any governmental or public body or authority or any third party, except such as have been or will have been obtained, made or given on or prior to the Closing Date.

(f)            Status and Investment Intent

(i)            Experience. The Purchaser is a sophisticated investor with knowledge and experience in financial and business matters such that the Purchaser is capable of evaluating the merits and risks of the investment in the Purchased Shares. The Purchaser is able to bear the economic risks of an investment in the Purchased Shares.

(ii)            Purchase Entirely for Own Account. The Purchaser is acquiring the Purchased Shares for its own account for investment purposes only and not with the view to, or with any intention of, resale, distribution or other disposition thereof. The Purchaser does not have any direct or indirect arrangement, or understanding with any other person to distribute, or regarding the distribution of the Purchased Shares in violation of the Securities Act or any other applicable state securities law. The Purchaser is not a broker-dealer registered with the SEC under the Exchange Act or an entity engaged in a business that would require it to be so registered as a broker-dealer.

(iii)            Restricted Securities. The Purchaser acknowledges that the Purchased Shares are “restricted securities” that have not been registered under the Securities Act or any applicable state securities law, and the Purchased Shares will bear a restrictive legend substantially in the form set forth in Section 1.2(c). The Purchaser further acknowledges that, absent an effective registration under the Securities Act, the Purchased Shares may only be offered, sold or otherwise transferred (A) to the Company, (B) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act, or (C) pursuant to an exemption from registration under the Securities Act, including the exemption provided by Rule 144 of the Securities Act. Assuming the validity of the representations of the Company, the Purchaser further acknowledges that the Company is not required to register the Purchased Shares and the Warrant. The Purchaser represents and warrants that such Purchaser will not sell, transfer or otherwise dispose of the Purchased Shares or the Warrant or any interest therein except in a registered transaction or in a transaction exempt from or not subject to the registration requirements of the Securities Act.

(iv)            Information. The Purchaser has carefully reviewed all documents relating to the transactions contemplated by this Agreement and has been provided with all other materials that it considers relevant to the transactions contemplated by this Agreement, has had a full opportunity to ask questions of and receive answers from the Company or any person acting on behalf of the Company concerning the terms and conditions of transactions contemplated by this Agreement. The Purchaser was given the opportunity to ask questions and receive answers concerning the terms and conditions of the offering and to obtain any additional information which the Company possesses or can acquire without unreasonable effort or expense. In making its decision to invest in the Company, the Purchaser is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, except for the statements, representations and warranties contained in this Agreement. The Purchaser is relying solely on its own counsel and other advisors as to the financial, tax, legal and related matters concerning an investment in Purchased Shares. The Purchaser understands that the Placement Agent has acted solely as the agent of the Company in this private placement of the Purchased Shares and the Purchaser has not relied on the business or legal advice of the Placement Agent or any of its agents, representatives, counsel or Affiliates in making its investment decision hereunder, and confirms that none of such persons has made any representations or warranties to the Purchaser in connection with the transactions contemplated by this Agreement. Neither the Placement Agent nor any of its agents, representatives, counsel or Affiliates has any responsibility with respect to the completeness or accuracy or any information or materials furnished to the Purchaser in connection with the transactions contemplated by this Agreement. The purchase of Purchased Shares by the Purchaser has not been solicited by or through anyone other than the Issuer or the Placement Agent.

(v)            Status. The Purchaser is either (x) a non-U.S. person located outside of the United States, as such terms are defined in Rule 902 of Regulation S under the Securities Act or (y) an “accredited investor”, as that term is defined in Rule 501 of Regulation D under the Securities Act or a “qualified institutional buyer” as defined in Rule 144A promulgated under the Securities Act acting for its own account (and not for the account of others). The Purchaser has not been subject to any “directed selling efforts” within the meaning of Rule 903 of Regulation S under the Securities Act in connection with its execution of this Agreement.

(vi)            FINRA. The Purchaser does not, directly or indirectly, own more than five per cent of the outstanding common stock (or other voting securities) of any member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) or a holding company for a FINRA member, and is not otherwise a “restricted person” for the purposes of FINRA Rule 5130.

(g)            Sufficient Funding. The Purchaser has at its disposal sufficient funding to pay the Purchase Price and consummate the transactions contemplated hereby and under the Transaction Documents.

(h)            Potential Transaction of the Company. The Purchaser acknowledges that the Company is currently reviewing and considering a preliminary non-binding proposal with respect to the acquisition of certain of the Company’s business operations in China (the “Proposal”), and agrees that (i) the Company shall have full power to, pursuant to the applicable laws and its Amended and Restated Memorandum and Articles of Association, review, negotiate and enter into transactions in connection with the Proposal or such other alternative transactions available to the Company, and (ii) the Company may sell, transfer, license, assign or otherwise dispose of its assets and/or all the license-in, distribution and related rights in Asia (excluding Japan) related to all the Company’s pipeline products including but not limited to EVOMELA®, FOLOTYN®, CNCT19, BI-1206, CB-5339, CID-103 and Thiotepa, in connection with such transactions.

(i)             No Additional Representations. The Purchaser makes no representations or warranties as to any matter whatsoever except as expressly set forth in the Transaction Documents or in any certificate delivered by the Purchaser to the Company in accordance with the terms thereof.

Article III

Post-Closing COVENANTS

Section 3.1     Further Assurances. Each of the Purchasers and the Company shall use all reasonable efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated by this Agreement on a timely basis, including the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of such transactions, and will cooperate and consult with the other and use reasonable efforts to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, orders, approvals and authorizations of, or any exemption by, all governmental entities, necessary or advisable to consummate the transactions contemplated by this Agreement.

Section 3.2     Listing. The Company shall use commercially reasonable efforts to maintain the listing and trading of its Ordinary Shares on the Nasdaq Capital Market and, in accordance therewith, will use reasonable best efforts to comply in all material respects with the Company’s reporting, filing and other obligations under the rules and regulations of NASDAQ.

Section 3.3     Disclosure. The Company shall, not later than 6:00 p.m., New York City time, on the trading day immediately after the date of this Agreement, disseminate a public announcement disclosing the execution of this Agreement and the material terms of the Transaction Documents pursuant to the applicable rules and regulations (the “Public Announcement”). After each of the furnishing of the Public Announcement and the Closing, the Company shall have publicly disclosed all material, nonpublic information delivered to the Purchaser (or the Purchaser’s representatives or agents) by the Company, or any of its officers, directors, employees, agents or representatives (if any) in connection with the transactions contemplated by the Transaction Documents. The Company shall provide the Purchaser a reasonable opportunity to comment on a draft of the Public Announcement prior to its dissemination and shall give reasonable consideration to all such comments. The Purchaser covenants that until such time as the transactions contemplated by this Agreement are publicly disclosed by the Company as described in this Section 3.3, the Purchaser shall maintain the confidentiality of all disclosures made to it in connection with the transactions contemplated by the Transaction Documents (including the existence and terms of the transactions contemplated thereby), except that the Purchaser may disclose the terms of such transactions to its financial, accounting, legal and other advisors (provided that the Purchaser directs such persons to maintain the confidentiality of such information).

Section 3.4     Reservation. As of the date hereof, the Company has available and, as long as the Purchased Warrant remains outstanding, the Company shall authorize, reserve and keep available at all times, free of preemptive and other similar rights of shareholders, the requisite aggregate number of authorized but unissued Ordinary Shares to enable the Company to timely effect the exercise of the Purchased Warrant, assuming the Purchased Warrant is exercisable in full and without regard to any limitations on the exercise of the Purchased Warrant set forth therein.

Section 3.5     [Reserved]

Section 3.6     Registration of Purchased Shares.

(a)            The Company shall prepare and file with the SEC a registration statement on appropriate form pursuant to the Securities Act (the “Registration Statement”) with respect to all Purchased Shares owned by the Purchasers as promptly as reasonably practicable and in any event no later than sixty (60) days after the Closing to cover the sale of such Purchased Shares pursuant to such Registration Statement, and shall use its best efforts to cause such Registration Statement to be declared effective by the SEC as soon as practicable.

(b)            All fees and expenses incurred in connection with the preparation and filing of the Registration Statement (excluding any underwriting discounts and selling commissions, stock transfer taxes and fees and all legal fees and expenses of legal counsel for the Purchasers) shall be borne by the Company.

(c)            Each Purchaser shall use commercially reasonable efforts to assist the Company in the preparation and filing of the Registration Statement and such other matters in relation thereto, including without limitation to provide such information reasonably requested by the Company in relation thereto.

(d)            Each Purchaser shall indemnify and hold harmless the Company, its officers, directors, agents, partners, members, managers, stockholders, advisors, Affiliates and employees of each of them, to the fullest extent permitted by applicable law, from and against all losses or reasonable and documented expenses, as incurred, arising out of or are based solely upon any actual or alleged untrue statement of a material fact contained in the Registration Statement, any Prospectus, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any actual or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus, or any form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading (i) to the extent that such untrue statements or omissions are based solely upon information regarding such Purchaser furnished in writing to the Company by such Purchaser expressly for use therein, (ii) to the extent that such information relates to such Purchaser or such Purchaser’s proposed method of distribution of Purchased Shares and was supplied by such Purchaser expressly for use in the Registration Statement, such Prospectus or such form of Prospectus or in any amendment or supplement thereto, or (iii) in the case of an occurrence of an event of (x) the issuance by the SEC or any other federal or state governmental authority of any stop order suspending the effectiveness of the Registration Statement covering any or all of the Purchased Shares or the initiation of any proceedings for that purpose; or (y) the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Purchased Shares for sale in any jurisdiction, or the initiation or threatening of any proceeding for such purpose, to the extent related to the use by such Purchaser of an outdated or defective Prospectus after the Company has notified such Purchaser in writing that the Prospectus is outdated or defective and prior to the receipt by such Purchaser of an advice in writing by the Company that the use of the applicable Prospectus (as it may have been supplemented or amended) may be resumed. In no event shall the liability of such Purchaser under this Agreement be greater in amount than the dollar amount of the net proceeds received by such Purchaser upon the sale of the Purchased Shares giving rise to such indemnification obligation. For the purpose of this Section 3.6(d), Prospectus” means the prospectus included in a Registration Statement (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Purchased Shares covered by a Registration Statement, and all other amendments and supplements to the Prospectus, including post effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

(e)            The Company shall indemnify and hold harmless each Purchaser, its officers, directors, agents, partners, members, managers, stockholders, advisors, Affiliates and employees of each of them, to the fullest extent permitted by applicable law, from and against all losses or reasonable and documented expenses, as incurred, arising out of or are based solely upon any actual or alleged untrue statement of a material fact contained in the Registration Statement, any Prospectus, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any actual or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus, or any form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, except to the extent that (A) such untrue statements or omissions are based solely upon information regarding such Purchaser furnished in writing to the Company by such Purchaser expressly for use therein, or to the extent that such information relates to such Purchaser or such Purchaser’ proposed method of distribution of Purchased Shares and was supplied by such Purchaser expressly for use in the Registration Statement, such Prospectus or such form of Prospectus or in any amendment or supplement thereto, or (B) in the case of an occurrence of an event of (x) the issuance by the SEC or any other federal or state governmental authority of any stop order suspending the effectiveness of the Registration Statement covering any or all of the Purchased Shares or the initiation of any proceedings for that purpose; or (y) the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Purchased Shares for sale in any jurisdiction, or the initiation or threatening of any proceeding for such purpose, related to the use by such Purchaser of an outdated or defective Prospectus after the Company has notified such Purchaser in writing that the Prospectus is outdated or defective, or (C) to the extent that any such losses arise out of such Purchaser’s (or any other indemnified Person’s) failure to send or give a copy of the Prospectus or supplement (as then amended or supplemented), if required, pursuant to Rule 172 under the Securities Act (or any successor rule) to the Persons asserting an untrue statement or omission at or prior to the written confirmation of the sale of Purchased Shares to such Person if such statement or omission was corrected in such Prospectus or supplement.

Section 3.7     CSRC Filing.

(a)            The Company undertakes to file or cause to be filed with the China Securities Regulatory Commission (the “CSRC”) the requisite information and documents within three (3) Business Days or other timeframe prescribed by the CSRC following the Closing in accordance with the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (境内企业境外发行证券和上市管理试行办法) and supporting guidelines issued by the CSRC on February 17, 2023, as amended, supplemented or otherwise modified from time to time (the “CSRC Filing”).

(b)            Each Purchaser shall provide the Company with reasonable assistance it may require in connection with the CSRC Filing, including without limitation to provide such information relating to such Purchaser as may be necessary for the purposes of submitting such filings, or may otherwise be required in order for the Company to satisfy the regulatory requirements in respect of the CSRC Filing.

Article IV

MISCELLANEOUS

Section 4.1     Governing Law; Arbitration. This Agreement shall be governed and interpreted in accordance with the laws of the State of New York. Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall be submitted to arbitration upon the request of any party with notice to the other party. The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the HKIAC Administered Arbitration Rules then in effect, which rules are deemed to be incorporated by reference into this Section 4.1. There shall be three (3) arbitrators. The complainant and the respondent to such dispute shall each select one arbitrator within thirty (30) days after giving or receiving the demand for arbitration. The Chairman of the HKIAC shall select the third arbitrator. If either party to the arbitration does not appoint an arbitrator who has consented to participate within 30 days after selection of the first arbitrator, the relevant appointment shall be made by the Chairman of the HKIAC. The arbitration proceedings shall be conducted in English. Each party irrevocably waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such arbitration in Hong Kong and the HKIAC, and hereby submits to the exclusive jurisdiction of HKIAC in any such arbitration. The award of the arbitration tribunal shall be conclusive and binding upon the disputing parties, and any party to the dispute may apply to a court of competent jurisdiction for enforcement of such award. Any party to the dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

Section 4.2     Amendment. This Agreement shall not be amended, changed or modified, except by another agreement in writing executed by the Parties.

Section 4.3     Binding Effect. This Agreement shall inure to the benefit of, and be binding upon, each of the Parties and their respective heirs, successors and permitted assigns and legal representatives.

Section 4.4     Assignment. Neither this Agreement nor any of the rights, duties or obligations hereunder may be assigned by a Party without the express written consent of the other Parties, except that each Purchaser may assign all or any part of its rights and obligations hereunder to any Affiliate of such Purchaser without the consent of the Company; provided that no such assignment shall relieve such Purchaser of its obligations hereunder if such assignee does not perform such obligations. Any purported assignment in violation of the foregoing sentence shall be null and void. For purposes of this Agreement, “Affiliate” of a person means any other person that directly or indirectly Controls, is Controlled by or is under common Control with such person, where “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management of a person, whether through the ownership of voting securities, by contract, credit arrangement or proxy, as trustee, executor or agent or otherwise.

Section 4.5     Notices. All notices, requests, demands and other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing, and delivery shall be deemed sufficient in all respects and to have been duly given as follows: (a) on the actual date of service if delivered personally, (b) at the time of receipt if given by electronic mail to the email addresses set forth in this Section 4.5, (c) on the third Business Day after mailing if mailed by first-class mail return receipt requested, postage prepaid and properly addressed as set forth in this Section 4.5, or (d) on the day after delivery to a nationally recognized overnight courier service during its business hours for overnight delivery against receipt, and properly addressed as set forth in this Section 4.5:

If to the Purchasers, at:	He Family GRAT 100 W. Liberty St. STE. 100, Reno, NV, 89501-1927 Attn: Wei-Wu He

If to the Company, at:	9620 Medical Center Drive, Suite 300 Rockville, MD 20850 Attn: Rui Zhang

Any Party may change its address for purposes of this Section 4.5 by giving the other Parties hereto written notice of the new address in the manner set forth above. For purposes of this Agreement, “Business Day” means any day other than Saturday, Sunday or another day on which commercial banks located in the Cayman Islands, New York City, mainland China or Hong Kong are authorized or required by law or executive order to be closed.

Section 4.6     Entire Agreement. This Agreement and the other Transaction Documents together constitute the entire understanding and agreement between the Parties with respect to the matters covered hereby, and all prior agreements and understandings, oral or in writing, if any, between the Parties with respect to the matters covered hereby are merged and superseded by this Agreement and the other Transaction Documents.

Section 4.7     Severability. If any provisions of this Agreement shall be adjudicated to be illegal, invalid or unenforceable in any action or proceeding whether in its entirety or in any portion, then such provision shall be deemed amended, if possible, or deleted, as the case may be, from the Agreement in order to render the remainder of the Agreement and any provision thereof both valid and enforceable, and all other provisions hereof shall be given effect separately therefrom and shall not be affected thereby.

Section 4.8     Fees and Expenses. Except as otherwise provided in this Agreement, each of the Parties will bear its own costs and expenses incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby, including fees and expenses of attorneys, accountants, consultants and financial advisors.

Section 4.9     Announcement. Without limiting any other provision of this Agreement, the Company and Purchasers, to the extent permitted by applicable law, will consult with each other before issuance of, and provide each other the opportunity to review, comment upon and concur with, and use all reasonable efforts to agree on, any press release or public statement with respect to the Transaction Documents and the transactions contemplated hereby and thereby, and will not (to the extent practicable) issue any such press release or make any such public statement prior to such consultation and agreement, except as may be required by law, rules, regulations or any listing agreement with or requirement of NASDAQ or any other applicable securities exchange, provided that the disclosing Party shall, to the extent permitted by applicable law, rules, regulations or any listing agreement with or requirement of NASDAQ or any other applicable securities exchange and if reasonably practicable, inform the other Parties about the disclosure to be made pursuant to such requirements prior to the disclosure.

Section 4.10    Specific Performance. The Parties agree that irreparable damage would occur in the event any provision of this Agreement is not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 4.11    Termination. This Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Closing:

(a)	by mutual agreement of the Company and the Purchasers;

(b)	by the Company or the Purchasers if any legislative body, court, administrative agency or commission or other governmental authority, instrumentality, agency or commission shall have enacted, issued, promulgated, enforced or entered any law or governmental regulation or order which has the effect of prohibiting the sale and issuance of the Purchased Shares; provided, however, that the right to terminate this Agreement pursuant to this Section 4.11(b) shall not be available to a Party if the issuance of such law, regulation or order was initiated by, or primarily due to a breach by, such party of this Agreement;

(c)	by the Purchasers if there has been a material breach of any representation or warranty by the Company under any Transaction Document or any material breach of any covenant or agreement by the Company under any Transaction Document that would give rise to failure of the conditions set forth in Section 1.3(a) to be satisfied, which breach is not cured within ten (10) Business Days following the Purchasers’ delivery of a written notice thereof to the Company; provided, however, that the Purchasers shall not have the right to terminate this Agreement pursuant to this Section 4.11(c) if the Purchasers shall have materially breached or failed to perform any of its representation or warrant or covenant or agreement under any Transaction Document which breach or failure to perform would give rise to the failure of the condition set forth in Section 1.3; or

(d)	by the Company if there has been a material breach of any representation or warranty by the Purchasers under any Transaction Document or any material breach of any covenant or agreement by the Purchasers under any Transaction Document that would give rise to failure of the conditions set forth in Section 1.3(b) to be satisfied, which breach is not cured within ten (10) Business Days following the Company’s delivery of a written notice thereof to the Purchasers; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 4.11(d) if the Company shall have materially breached or failed to perform any of its representation or warrant or covenant or agreement under any Transaction Document which breach or failure to perform would give rise to the failure of the condition set forth in Section 1.3,

(e)	by the Company in the event that the Closing shall not have occurred by September 25, 2024,

in each case this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Parties, except that the provisions of Section 4 hereof shall remain in full force and effect; provided that nothing herein shall relieve any Party hereto from liability for any breach of this Agreement that occurred prior to such termination.

Section 4.12     Acknowledgements Regarding Placement Agent.

(a)	Each Purchaser acknowledges that the Placement Agent is acting as a placement agent on a “best efforts” basis for the Ordinary Shares being offered hereby and will be compensated by the Company for acting in such capacity. Each Purchaser represents that such Purchaser was contacted regarding the sale of the Ordinary Shares by the Placement Agent or the Company (or an authorized agent or representative thereof) with whom such Purchaser entered into a verbal or written confidentiality agreement.

(b)	Each Purchaser represents that it is making this investment based on the results of its own due diligence investigation of the Company, and has not relied on any information or advice furnished by or on behalf of the Placement Agent in connection with the transactions contemplated hereby. Each Purchaser acknowledges that the Placement Agent has not made, and will not make, any representations and warranties with respect to the Company or the transactions contemplated hereby, and such Purchaser will not rely on any statements made by the Placement Agent, orally or in writing, to the contrary.

Section 4.13     Exculpation of the Placement Agent. Each Party hereto agrees for the express benefit of the Placement Agent and its Affiliates and representatives that:

(a)	The Placement Agent and its Affiliates and representatives (i) have no duties or obligations other than those specifically set forth herein or in that certain Engagement Letter by and between the Company and the Placement Agent, dated June 26, 2024 (the “Engagement Letter”); (ii) shall not be liable for any improper payment made in accordance with the information provided by the Company; (iii) make no representation or warranty, and have no responsibilities as to the validity, accuracy, value or genuineness of any information, certificates or documentation delivered by or on behalf of the Company pursuant to this Agreement or in connection with any of the transactions contemplated hereby, including any offering or marketing materials; and (iv) shall not be liable (A) for any action taken, suffered or omitted by any of them in good faith and reasonably believed to be authorized or within the discretion or rights or powers conferred upon them by this Agreement or any Transaction Document, or (B) for anything which any of them may do or refrain from doing in connection with this Agreement or any Transaction Document, except in each case for such person’s own gross negligence, willful misconduct or bad faith.

(b)	The Placement Agent and its Affiliates and representatives shall be entitled to (1) rely on, and shall be protected in acting upon, any certificate, instrument, notice, letter or any other document or security delivered to any of them by or on behalf of the Company, and (2) be indemnified by the Company for acting as a Placement Agent hereunder pursuant to the indemnification provisions set forth in the Engagement Letter.

Section 4.14     Headings. The headings of the various articles and sections of this Agreement are inserted merely for the purpose of convenience and do not expressly or by implication limit, define or extend the specific terms of the section so designated.

Section 4.15     Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto, their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person, except as set forth in Sections 3.6(d),3.6(e), 4.12, 4.13 and 4.15 of this Agreement. The Placement Agent shall be the third-party beneficiary of the representations and warranties of the Company and the Purchasers in Article II.

Section 4.16     Execution in Counterparts. For the convenience of the Parties and to facilitate execution, this Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

Section 4.17     Remedies and Waivers. No delay or omission by any Party in exercising any right, power or remedy provided by law or under this Agreement or any other documents referred to in it shall: (i) affect that right, power or remedy; or (ii) operate as a waiver thereof. The single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise or any other right, power or remedy. Except as otherwise expressly provided in this Agreement, the rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.

[signature pages follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

CASI Pharmaceuticals, Inc.

By:	/s/ Wei-Wu He
Name:	Wei-Wu He
Title:	Chairman and Chief Executive Officer

[Signature Page to Subscription Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

Wei-Wu He

/s/ Wei-Wu He
Name:	Wei-Wu He

[Signature Page to Subscription Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

He Family GRAT

By:	/s/ Wei-Wu He
Name:	Wei-Wu He

[Signature Page to Subscription Agreement]

Schedule I

Purchasers	Total Purchase Price		Purchased Shares
Dr. Wei-Wu He	US$	1,000,000	200,000
HE Family GRAT	US$	500,000	100,000